Herc Holdings Reports Second-Quarter
And First-Half 2016 Results

•	Company successfully completed spin-off while continuing to execute strategy for long-term growth

•	Equipment rental revenue growth in key markets largely offset weakness in upstream oil and gas markets

•	Worldwide pricing increased 0.5% in the quarter compared with the previous year

•	Company changes full year 2016 adjusted EBITDA guidance to $520 million to $560 million

Bonita Springs, Fla, August 9, 2016 - Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2016. Total revenues in the second quarter of 2016 were $380.4 million compared with $422.7 million in the same period in 2015, a decline of $42.3 million or 10.0%. The Company reported a net loss in the second quarter of 2016 of $8.0 million, or $0.28 per diluted share, compared to net income of $10.6 million, or $0.35 per diluted share, during the same period last year.

Second quarter total revenues declined 5.9% in 2016 compared with 2015, excluding operations in France and Spain, which were sold in October 2015, and the impact of foreign currency translation. The quarter was negatively affected by lower sales of revenue earning equipment and planned changes in low margin new equipment sales programs, including the elimination of certain equipment dealerships. Strong equipment rental revenue growth in the Company’s key markets, defined as those outside of upstream oil and gas, offset continued weakness in upstream oil and gas markets in the second quarter compared to the prior year.

“We continued to execute our long-term strategy to diversify our fleet and broaden our customer mix while successfully accomplishing our separation from the Hertz car rental business on June 30, 2016,” said Larry Silber, president and chief executive officer. “In our key markets, which represented 84% of our business in the second quarter, rental revenue improved 8.1% over the prior year.

“In addition, we are making good progress on our growth initiatives. Our ProSolutions™ services, which focus on providing customized solutions using specialty equipment such as climate control, pump and power generation gear, are gaining momentum with customers. Also, we increased pricing on a worldwide basis, achieving a 0.5% increase in the quarter year-over-year.

“While we are encouraged by these positive developments, we are managing through continuing weak upstream oil and gas markets and lower than projected volume in the second half. Despite these headwinds, we remain confident that our initiatives are creating a strong foundation for our continuing transformation and positioning us well for the long term,” Silber added.

Second Quarter Highlights

Equipment rental revenue in the second quarter of 2016 was $327.9 million compared to $347.7 million in the prior year quarter, a decline of 5.7%. Excluding the divested operations in France and Spain and foreign currency translation, equipment rental revenue was flat in the same period over the prior year. Equipment rental revenue in key markets increased 8.1%, offsetting a 27.3% decline in upstream oil and gas markets in the second quarter compared to the prior year.

Sales of revenue earning equipment declined $16.0 million in the second quarter of 2016 compared with the prior year quarter, reflecting fewer disposals as part of the Company’s equipment rotation program. Net losses on the sale of revenue earning equipment totaled $7.1 million for the quarter compared to a $5.7 million gain in the same period in 2015, reflecting the impact of a higher proportion of auction sales of equipment used in upstream oil and gas markets and certain non-premium brands. In addition, sales of new equipment, parts and supplies declined $5.5 million in the quarter due to planned changes in low margin sales programs, including the elimination of certain equipment dealerships.

Second quarter spin-off costs totaled $17.7 million in 2016 compared with $6.4 million in 2015. Combined restructuring and related charges in the quarter were flat compared with the same period in the previous year.

The Company reported a net loss for the second quarter of 2016 of $8.0 million compared with net income of $10.6 million in the comparable period in 2015.

Adjusted EBITDA for the second quarter of 2016 was $130.6 million, a decline of $16.7 million or 11.3%, versus the second quarter of 2015. The decline was caused by losses related to the sale of revenue earning equipment, the absence of operations in

France and Spain and the impact of foreign currency translation. Declines in upstream oil and gas markets were offset by gains in key markets. See page S-4 for a description of the items excluded in calculating adjusted EBITDA.

Continued improvement in branch operating efficiencies reduced fleet unavailable for rent (“FUR”), which declined to 12.6% compared with 13.3% in the first quarter of 2016. Dollar utilization was 33.5% in the second quarter of 2016 compared with 34.0% in 2015, impacted by lower results in upstream oil and gas markets.

First Half Highlights

Total revenues for the first half of 2016 were $746.0 million compared with $824.0 million in the comparable period in 2015, a decline of $78.0 million, or 9.5%. The Company reported a net loss of $9.5 million, or $0.34 per diluted share for the first half of 2016, compared to net income of $12.3 million, or $0.40 per diluted share, for the comparable period in 2015.

First half total revenues declined 3.9% in 2016 compared with 2015, excluding divested operations in France and Spain and the impact of currency translation. The first half was also negatively affected by lower sales of revenue earning equipment and planned changes in low margin new equipment sales programs, including the elimination of certain equipment dealerships. Continued weakness in upstream oil and gas markets was substantially offset by revenue growth in the Company’s key markets in the first half.

Equipment rental revenue in the first half of 2016 was $635.7 million compared with $679.3 million in the comparable period in 2015. Excluding the divested operations in France and Spain and foreign currency translation, equipment rental revenue was nearly flat compared to 2015. Key markets produced 82.2% of total equipment rental revenue in the first half and increased 9.9% compared to the same period in 2015. These gains largely offset a 30.3% decline in upstream oil and gas markets, excluding the impact of the same items. Worldwide pricing in the first half of 2016 was flat compared to the first half of 2015.

Sales of revenue earning equipment declined $25.0 million in the first half of 2016 compared with the comparable period in 2015, reflecting fewer disposals as part of the Company’s equipment rotation program. Net losses on the sale of revenue earning equipment totaled $15.0 million compared with a $12.4 million gain in the first half of 2015, reflecting the impact of a higher proportion of auction sales of equipment used in our upstream oil and gas markets and certain non-premium brands. Sales of new equipment, parts and supplies in the first half of 2016 declined $7.7 million because of planned changes in low margin sales programs, including the elimination of certain equipment dealerships.

Spin-off costs were $26.9 million in the first half of 2016 compared with $15.7 million in 2015. Combined restructuring and restructuring related charges were $6.1 million in the 2016 six-month period compared to $7.7 million in the same period in 2015.

Adjusted EBITDA was $238.4 million, a decline of $38.3 million or 13.8% versus the first half of 2015. Declines in upstream oil and gas markets more than offset gains in key markets in the first half. The first half was also negatively impacted by losses related to the sale of revenue earning equipment and the absence of operations in France and Spain. See page S-4 for a description of the special items excluded in calculating adjusted EBITDA.

Acquisition of Revenue Earning Equipment

The Company continued to invest in higher dollar utilization equipment, acquiring revenue earning equipment totaling $305.5 million in the first half of 2016. The Company spent $142.5 million in cash and acquired an additional $163.0 million of revenue earning equipment during the first half of 2016 which is reflected as an increase in accounts payable for revenue earning equipment.

Guidance

Given the continuing weakness in upstream oil and gas markets, lower projected volume in certain key markets, and recent adjustments in economic indicators relevant to our business, the Company has lowered its 2016 guidance range for adjusted EBITDA to be between $520 million and $560 million. As a result, we are managing net fleet capital expenditures, defined as revenue earning equipment expenditures less proceeds from disposals of such equipment, to be between $375 million and $400 million.

Commenting on the Company’s outlook, Silber said, “In the last twelve months we introduced new sales and incentive programs and new productivity and pricing tools, and began adding ProSolutions™ and ProContractor™ equipment to our fleet. We expect that these initiatives will continue to gain momentum over time. We will remain focused on our strategic initiatives to improve our fleet and customer mix in order to drive sales growth and improve dollar utilization going forward.”

Earnings Call and Webcast Information

Herc Holdings’ second quarter 2016 earnings webcast will be held on August 9, 2016, at 7:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call + 1-412-902-6506, using the access code: 7483291. Please dial in at least 10 to 15 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Herc Rentals website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 12 months after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial + 1-877-344-7529 and international participants + 1-412-317-0088 and enter conference ID number 10090006.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 280 company-operated branches, principally located in North America. With more than 50 years of experience, Herc Holdings is a full-line equipment-rental supplier in key markets, including commercial and residential construction, industrial and manufacturing, refineries and petrochemicals, civil infrastructure, automotive, government and municipalities, energy, remediation, emergency response, facilities, entertainment and agriculture. The equipment rental business is supported by ProSolutionsTM, our industry specific solutions-based services, and our professional grade tools, commercial vehicles, pump, power and climate control product offerings, all of which are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,600 employees. Herc Holdings’ 2015 total revenues were nearly $1.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Basis of Presentation

The financial information included in this press release is based upon the condensed consolidated and combined financial statements of the Company which are presented on a basis of accounting that reflects a change in reporting entity and have been adjusted for the effects of the spin-off from The Hertz Corporation. These financial statements and financial information represent only those operations, assets, liabilities and equity that form Herc Holdings on a stand-alone basis. Since the spin-off occurred on June 30, 2016, the financial statements represent the carve-out financial results for the Company for the first six months of 2016 and include all spin-off impacts through June 30, 2016. All prior period amounts represent carve-out financial results.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including those set forth in the Information Statement which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2016 (the “Information Statement”), including:

•
Risks related to the spin-off and our separation from Hertz Car Rental Holdings Company, Inc. (“New Hertz”), such as: we have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results, given the incremental costs we are incurring; the loss of the Hertz brand and reputation; the decrease in purchasing power we may experience and the liabilities we have assumed in connection with the spin-off; we may not achieve some or all of the expected benefits of the spin-off and our assets and resources may not be sufficient for us to operate as a stand-alone company; if there is a determination that any portion of the spin-off transaction is taxable for U.S. federal income tax purposes then we and our stockholders could incur significant tax liabilities, and we could also incur indemnification liability if we are determined to have caused the spin-off to become taxable; our ability to engage in financings, acquisitions and other strategic transactions using equity securities is limited due to the tax treatment of the spin-off; the spin-off may be challenged by creditors as a fraudulent transfer or conveyance; and if the spin-off is not a legal dividend, it could be held invalid by a court and have a material adverse effect on our business, financial condition and results;

•
Risks related to the restatement of financial statements previously issued by Hertz Global Holdings, Inc. (in its form prior to the spin-off, “Hertz Holdings”), including that the restatement could expose us to additional risks that could materially adversely affect our financial position, results of operations and cash flows; we have identified material weaknesses in our internal control over financial reporting that may adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, which may adversely affect investor confidence in us and, as a result, the value of our common stock; and the restatement of Hertz Holdings’ previously issued financial results has resulted in government investigations, books and records demands, and private litigation and could result in government enforcement actions and private litigation that could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows;

•
Risks related to the securities market and ownership of our stock, including that an active trading market for our common stock may not be sustained and the market price of our common stock may fluctuate significantly; our accounting and other management systems and resources may not be adequately prepared to meet the ongoing financial reporting and other requirements; and the market price of our common stock could decline as a result of the sale or distribution of a large number of shares of our common stock or the perception that a sale or distribution could occur;

•
Business risks could have a material adverse effect on our business, results of operations, financial condition and/or liquidity, including the cyclicality of our business, a slowdown in economic conditions or adverse changes in the economic factors specific to the industries in which we operate, such as recent declines in oil prices further negatively impacting the upstream oil and gas industry and extending to other markets we service; the dependence of our business on the levels of capital investment and maintenance expenditures by our customers, which in turn are affected by numerous factors, including the state of domestic and global economies, global energy demand, the cyclical nature of their markets, their liquidity and the condition of global credit and capital markets; intense competition in the industry, including from our own suppliers; any decline in our relations with our key national account or industrial account customers or the amount of equipment they rent from us; any occurrence that disrupts rental activity during our peak periods (given the seasonality of the business, especially in the construction industry); any inability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; any inability to purchase adequate supplies of competitively priced equipment or to collect on contracts with customers; our equipment rental fleet is subject to residual value risk upon disposition and may not sell at the prices we expect; we may not be successful implementing our strategy of further reducing operating costs and our cost reduction initiatives may have adverse consequences; an impairment of our goodwill or our indefinite lived intangible assets could have a material non-cash adverse impact; doing business in foreign countries exposes us to additional risks; we may be unable to protect our trade secrets and other intellectual property rights; we may fail to respond adequately to changes in technology and customer demands; our business is heavily reliant upon communications networks and centralized information technology systems and the concentration of our systems creates risks for us; failure to maintain, upgrade and consolidate our information technology networks could adversely affect us; the misuse or theft of information we possess, including as a result of cyber security breaches, could harm our brand, reputation or competitive position; our success as an independent company will depend on our new senior management team, the ability of other new employees to learn their new roles, our ability to retain key members of our senior management team and other key personnel and to attract key personnel; we may face issues with our union employees; strategic transactions could be difficult to identify and implement; some or all of our deferred tax assets could expire if we experience an “ownership change” as defined in the Internal Revenue Code; we may experience fluctuations in our tax obligations and effective tax rate; changes to accounting rules or regulations may adversely affect our financial position and results of operations; we are exposed to a variety of claims and losses arising from our operations, and our insurance may not cover all or any portion of such claims; environmental, health and safety laws and regulations could materially adversely affect us; and decreases in government spending may have an adverse effect on us;

•
Risks related to our substantial indebtedness, such as: our substantial level of indebtedness could materially adversely affect our financial condition and ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry or materially adversely affect our results, liquidity and ability to compete; and the secured nature of our indebtedness, which is secured by substantially all of our consolidated assets, could materially adversely affect our business and holders of our debt and equity; and

•	Other risks and uncertainties set forth in the Information Statement under “Risk Factors.”

All forward-looking statements are expressly qualified in their entirely by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

Reconciliation to GAAP

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release which is not calculated according to GAAP (“non-GAAP”), such as Adjusted EBITDA and certain revenue results excluding certain items. Management uses these non-GAAP measures to evaluate the operational performance of the Company, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Herc Holdings does not provide forward-looking guidance for certain financial measures on a GAAP basis or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. Certain items that impact net income (loss) cannot be predicted with reasonable certainty, such as restructuring and restructuring related charges, special tax items, borrowing levels (which affect interest expense), gains and losses from asset sales, the ultimate outcome of pending litigation and spin-related costs.

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
Unaudited
(In millions, except par value)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$42.6	$15.7
Restricted cash and cash equivalents	13.9	16.0
Receivables, net	269.4	287.8
Inventories, net	24.3	22.3
Prepaid expenses and other current assets	27.4	19.7
Total current assets	377.6	361.5
Revenue earning equipment, net	2,460.5	2,382.5
Property and equipment, net	266.8	246.6
Goodwill and other intangible assets, net	393.8	391.5
Other long-term assets	35.2	14.9
Total assets	$3,533.9	$3,397.0
LIABILITIES AND EQUITY
Current maturities of long-term debt	$15.8	$10.2
Loans payable to affiliates	—	73.2
Accounts payable	268.4	109.5
Accrued liabilities	65.4	47.8
Taxes payable	14.3	41.6
Total current liabilities	363.9	282.3
Long-term debt	2,114.6	53.3
Deferred taxes	665.9	727.3
Other long-term liabilities	42.1	32.1
Total liabilities	3,186.5	1,095.0
Total equity	347.4	2,302.0
Total liabilities and equity	$3,533.9	$3,397.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$327.9	$347.7	$635.7	$679.3
Sales of revenue earning equipment	31.6	47.6	69.1	94.1
Sales of new equipment, parts and supplies	17.9	23.4	35.2	42.9
Service and other revenues	3.0	4.0	6.0	7.7
Total revenues	380.4	422.7	746.0	824.0
Expenses:
Direct operating	158.1	177.3	317.7	352.5
Depreciation of revenue earning equipment	84.2	86.6	166.0	169.7
Cost of sales of revenue earning equipment	38.7	41.9	84.1	81.7
Cost of sales of new equipment, parts and supplies	14.0	18.5	27.1	33.7
Selling, general and administrative	72.2	71.1	133.5	143.2
Restructuring	3.1	0.3	3.4	1.0
Interest expense, net	13.3	9.0	19.8	18.5
Other income, net	(0.5)	(1.6)	(1.4)	(2.6)
Total expenses	383.1	403.1	750.2	797.7
Income (loss) before income taxes	(2.7)	19.6	(4.2)	26.3
Income tax expense	(5.3)	(9.0)	(5.3)	(14.0)
Net income (loss)	$(8.0)	$10.6	$(9.5)	$12.3
Weighted average shares outstanding:
Basic	28.3	30.6	28.3	30.6
Diluted	28.3	30.6	28.3	30.6
Earnings (loss) per share:
Basic	$(0.28)	$0.35	$(0.34)	$0.40
Diluted	$(0.28)	$0.35	$(0.34)	$0.40

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOW
Unaudited
(In millions)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(9.5)	$12.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of revenue earning equipment, net	166.0	169.7
Depreciation of property and equipment	18.6	18.9
Amortization of other intangible assets	2.5	19.0
Amortization and write-off of deferred financing costs	2.4	2.2
Stock-based compensation charges	2.7	0.9
Provision for receivables allowance	18.1	17.5
Loss (gain) on sale of revenue earning equipment, net	15.0	(12.4)
Gain on sale of property and equipment	(0.2)	(0.8)
Other	4.0	2.5
Changes in assets and liabilities
Receivables	(10.1)	2.9
Inventories, prepaid expenses and other assets	(4.0)	(7.1)
Accounts payable	(13.2)	14.4
Accrued liabilities	20.0	(2.2)
Taxes receivable and payable	(4.2)	10.4
Net cash provided by operating activities	208.1	248.2
Cash flows from investing activities:
Revenue earning equipment expenditures	(142.5)	(356.6)
Proceeds from disposal of revenue earning equipment	74.2	95.3
Property and equipment expenditures	(13.4)	(37.4)
Proceeds from disposal of property and equipment	2.8	8.0
Other investing activities	2.1	10.4
Net cash used in investing activities	(76.8)	(280.3)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,854.0	1,180.0
Payments of long-term debt	(780.0)	(976.6)
Net financing activities with affiliates	(2,142.2)	(170.0)
Payment of debt issuance costs	(41.1)	—
Other financing activities	4.4	(8.7)
Net cash provided by (used in) financing activities	(104.9)	24.7
Effect of foreign exchange rate changes on cash and cash equivalents	0.5	(2.2)
Net increase (decrease) in cash and cash equivalents during the period	26.9	(9.6)
Cash and cash equivalents at beginning of period	15.7	18.9
Cash and cash equivalents at end of period	$42.6	$9.3

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA - EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of revenue earning equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock based compensation charges, loss on extinguishment of debt, and impairment charges. Management uses EBITDA and adjusted EBITDA to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.

The reconciliation of net income to EBITDA and adjusted EBITDA is presented below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(8.0)	$10.6	$(9.5)	$12.3
Provision for income taxes	5.3	9.0	5.3	14.0
Interest expense, net	13.3	9.0	19.8	18.5
Depreciation of revenue earning equipment	84.2	86.6	166.0	169.7
Non-rental depreciation and amortization	10.6	19.1	21.1	37.9
EBITDA	105.4	134.3	202.7	252.4
Restructuring charges	3.1	0.3	3.4	1.0
Restructuring related charges (1)	2.7	5.6	2.7	6.7
Spin-off costs	17.7	6.4	26.9	15.7
Non-cash stock-based compensation charges	1.7	0.7	2.7	0.9
Adjusted EBITDA	$130.6	$147.3	$238.4	$276.7
(1) Represents incremental costs incurred directly supporting restructuring initiatives.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
RECONCILIATION TO ADJUST FOR DIVESTITURES AND FOREIGN CURRENCY TRANSLATION
Unaudited

(In millions)	Three Months Ended June 30, 2016 Actual	Sale of France and Spain	Foreign Currency Translation	Three Months Ended June 30, 2016 Adjusted
Total revenues	$380.4	$—	$2.4	$382.8
Equipment rental revenue	327.9	—	1.9	329.8

(In millions)	Three Months Ended June 30, 2015 Actual	Sale of France and Spain	Foreign Currency Translation	Three Months Ended June 30, 2015 Adjusted
Total revenues	$422.7	$(16.0)	$—	$406.7
Equipment rental revenue	347.7	(18.3)	—	329.4

(In millions)	Six Months Ended June 30, 2016 Actual	Sale of France and Spain	Foreign Currency Translation	Six Months Ended June 30, 2016 Adjusted
Total revenues	$746.0	$—	$7.3	$753.3
Equipment rental revenue	635.7	—	5.9	641.6

(In millions)	Six Months Ended June 30, 2015 Actual	Sale of France and Spain	Foreign Currency Translation	Six Months Ended June 30, 2015 Adjusted
Total revenues	$824.0	$(40.5)	$—	$783.5
Equipment rental revenue	679.3	(35.5)	—	643.8